UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Athira Pharma, Inc.

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Athira Issues Statement in Response to Richard A. Kayne’s Suspension of His

Proxy Contest

Athira Board Unanimously Recommends Shareholders Vote “FOR” its Highly Qualified Nominees – Joseph

Edelman, John M. Fluke, Jr. and Grant Pickering – on the WHITE proxy card

BOTHELL, WA, May 16, 2022 — Athira Pharma, Inc. (NASDAQ: ATHA), a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and slow neurodegeneration, today issued the following statement in response to Richard A. Kayne’s suspension of his proxy contest:

We appreciate the strong support of our shareholders throughout this process and their recognition of the incredible talent and commitment of the people across Athira. We continue to urge shareholders to vote “FOR” Athira’s three director nominees on the WHITE proxy card.

The Athira board is highly qualified and actively engaged in the development and execution of Athira’s strategy. It has been purpose-built for this phase in the company’s evolution. We have the right strategy, as well as the right leadership team and board of directors, to drive Athira’s success. As we enter a pivotal chapter, with topline results from the Phase 2 ACT-AD study expected by the end of the second quarter of 2022 and multiple other upcoming clinical milestones, the company will remain focused on doing what is right for Athira, our shareholders, and our patients and their caregivers. We look forward to an ongoing dialogue with our shareholders as we execute our strategy.

Athira’s board urges shareholders to vote today “FOR” Athira’s three director nominees – Joseph Edelman, John M. Fluke, Jr. and Grant Pickering – on the WHITE proxy card.

Advisors

Goldman Sachs & Co. LLC is serving as financial advisor to Athira. Wilson Sonsini Goodrich & Rosati, P.C. is serving as legal advisor to Athira.

About Athira Pharma, Inc.

Athira Pharma Inc., headquartered in the Seattle area, is a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and slow neurodegeneration. Athira aims to provide rapid cognitive improvement and alter the course of neurological diseases with its novel mechanism of action. Athira is currently advancing its pipeline therapeutic candidates, targeting the HGF/MET neurotrophic system, for Alzheimer’s and Parkinson’s disease dementia, Dementia with Lewy bodies and neuropsychiatric indications. For more information, visit www.athira.com. You can also follow Athira on Facebook, LinkedIn and @athirapharma on Twitter and Instagram.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding fosgonimeton as a potential treatment for Alzheimer’s disease, Parkinson’s disease dementia, Dementia with Lewy bodies, and other dementias; Athira’s platform technology and potential therapies; future development plans; clinical and regulatory objectives and the timing thereof, including the timing of the ACT-AD and LIFT-AD clinical trials and the timing of the Phase 2 clinical trial of fosgonimeton for treatment of Parkinson’s disease dementia; interactions with regulators and the timing thereof, including anticipated timing of IND or equivalent submissions; expectations regarding the potential efficacy and commercial potential of Athira’s product candidates; the anticipated reporting of data; and Athira’s ability to advance its product candidates into later stages of development. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “on track,” “would,” “expect,” “plan,” “believe,” “intend,” “pursue,” “continue,” and other similar expressions, among others. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the proxy contest at Athira’s annual meeting; the preliminary data for Athira’s fosgonimeton product candidate from the Phase 1a/b trials will not continue or persist in current or planned clinical trials; cessation or delay of any of the ongoing clinical trials and/or Athira’s development of fosgonimeton and other product candidates may occur; future potential regulatory milestones of fosgonimeton and other product candidates, including those related to current and planned clinical studies may be insufficient to support regulatory submissions or approval; the impact of the COVID-19 pandemic on Athira’s business, research and clinical development plans and timelines and results of operations, including impact on Athira’s clinical trial sites and contractors who act for or on Athira’s behalf, may be more severe and more prolonged than currently anticipated; the regulatory process for Athira product candidates; the outcome of legal proceedings that have been or may in the future be instituted against us and certain of our directors and officers; clinical trials may not demonstrate safety and efficacy of any of Athira’s product candidates; Athira’s assumptions regarding the sufficiency of its cash, cash equivalents and investments to fund its planned operations may be incorrect; Athira’s research and development efforts and its ability to advance product candidates into later stages of development may fail; any one or more of Athira’s product candidates may not be successfully developed, approved or commercialized; adverse conditions in the general domestic and global economic markets; the impact of competition; while P300 latency is a functional measure that is highly correlated with cognition, Athira may not successfully establish a connection between these P300 latency results and improved cognition; regulatory agencies may be delayed in reviewing, commenting on or approving any of Athira’s clinical development plans as a result of the COVID-19 pandemic, which could further delay development timelines; the impact of competition; the impact of expanded product development and clinical activities on operating expenses; the impact of new or changing laws and regulations; as well as the other risks detailed in Athira’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and Athira undertakes no obligation to update forward-looking statements. Athira may not actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements, and you should not place undue reliance on the forward-looking statements.

Investor & Media Contacts:

Julie Rathbun

Athira Pharma

Julie.rathbun@athira.com

206-769-9219

Andy Brimmer / Jamie Moser / Melissa Johnson

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449